EXHIBIT 99.7
Casey Capital, LLC
112 Route 39 North
Sherman, Connecticut 06784
April 9, 2015
Via Facsimile and Overnight Delivery
Carol Zelinski, Secretary
c/o Essex Rental Corp.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089

Re:  Notice of Intent to Nominate Directors at Essex Rental Corp.'s 2015 Annual Meeting of Stockholders
Dear Ms. Zelinski:
This letter is to advise you that stockholders Kevin M. Casey, Casey Capital, LLC, a Delaware limited liability company, and KC Gamma Opportunity Fund, LP, a Delaware limited partnership (collectively, the "Stockholders"), hereby notify Essex Rental Corp. (the "ESSX" or the "Company") that they are nominating Mr. Kevin M. Casey, Mr. Christopher Kinslow and Mr. John A. Oliva as nominees for election as directors to the Board of Directors the Company at the Company's 2015 Annual Meeting of Stockholders as permitted under the Company's Bylaws, as amended September 28, 2007 (the "Bylaws"). Based on the dates of the Company's annual meetings of stockholders in 2013 and 2014, this nomination is timely under the Bylaws. This letter supplements the April 1, 2015 letter relating to nominations as signed by Casey Capital, LLC and KC Gamma Opportunity Fund, LP.
In accordance with the Bylaws, we provide the following information concerning each of Mr. Casey, Mr.  Kinslow and Mr. Oliva each of which is a U.S. citizen.
(a)	Name, age, business address and residence address of the nominees:
Kevin M. Casey:
Age: 45
Business address: 112 Rt. 39 North, Sherman, Connecticut 06784
Residence address: 108 Rt. 39 North, Sherman, Connecticut 06784
Christopher Kinslow:
Age: 52
Business address: 80 Bloomfield Ave., Suite 205, Caldwell, New Jersey 07006
Residence address: 14 Bowers Road, Caldwell, New Jersey 07006
John A. Oliva:
Age: 59
Business address: 3251 Lemons Ridge Drive SE, Atlanta, Georgia 30339
Residence address: 3251 Lemons Ridge Drive SE, Atlanta, Georgia 30339
(b)	Principal occupation or employment of nominees:
Kevin M. Casey: Managing Member of Casey Capital, LLC

 Christopher Kinslow: President of SNK Capital LLC, Managing Member of Wessex Capital Partners LLC
John A. Oliva: Managing Principal, Capital City Advisors, Inc.
(c)	Class and number of shares of capital stock of the Company beneficially owned by the nominees:
Kevin M. Casey may be deemed to beneficially own 1,462,634 shares of common stock of the Company.

Christopher Kinslow does not own any shares of capital stock of the Company.

John A. Oliva does not own any shares of capital stock of the Company.
(d)
Information relating to the nominees that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934:

Please see the biography of Mr. Casey attached to this letter as Exhibit A, the biography of Mr. Kinslow attached to this letter as Exhibit B and the biography of Mr. Oliva attached to this letter as Exhibit C.
(e)	Information regarding related party transactions between the Company, the nominees, and/or the Stockholders:
Other than Mr. Casey's stock ownership in the Company, none of Mr. Casey, Mr.  Kinslow, or Mr.  Oliva has any other relationships with the Company.  Mr. Casey is the sole managing member of Casey Capital, LLC, an investment adviser that serves as the investment manager of KC Gamma Opportunity Fund, LP. Mr. Casey is also the sole managing member of  the General Partner of KC Gamma Opportunity Fund, LP.  By virtue of his position as the sole managing member of Casey Capital, LLC, Mr. Casey may be deemed to have shared voting power and dispositive power over the shares that KC Gamma Opportunity Fund, LP beneficially owns in the Company.
(f)	Any actual or potential conflicts of interest:
None of Mr. Casey, Mr.  Kinslow, Mr.  Oliva, KC Gamma Opportunity Fund, LP, Casey Capital, LLC or Casey Capital Management, LLC, the General Partner of KC Gamma Opportunity Fund, LP are aware of any actual or potential conflicts of interest.
(g)
The nominees' biographical data, current public and private affiliations, employment history and qualifications and status as "independent" under applicable securities laws and/or stock exchange requirements:

Please see the biography of Mr. Casey attached to this letter as Exhibit A, the biography of Mr. Kinslow attached to this letter as Exhibit B and the biography of Mr. Oliva attached to this letter as Exhibit C.  Mr. Casey, Mr. Kinslow and Mr. Oliva qualify as "independent" under applicable securities laws and NASDAQ requirements.
(h)	None of the nominees has been involved in legal proceedings that are required to be disclosed pursuant to the Rules and Regulations under Section 14 of the Securities Exchange Act of 1934, as amended.
In accordance with the Company's Bylaws, we provide the following information concerning the Stockholders making the nomination:
(a)	Name and record address:
Kevin M. Casey
Casey Capital, LLC
KC Gamma Opportunity Fund, LP
112 Route 39 North
Sherman, Connecticut 06784

(b)	Class and number of shares of capital stock of the Company beneficially owned by the Stockholders:
Stockholders beneficially own 1,461,634 shares of common stock of the Company.
In addition, Kevin M. Casey, managing member of the general partner of KC Gamma Opportunity Fund, LP, owns 1,000 shares of common stock of the Company, and such shares are held in Mr. Casey's name. Mr. Casey beneficially owns 1,462,634 shares of common stock of the Company.
(c)	Information regarding related party transactions between the Company, the nominees, and/or the Stockholders:
Other than Stockholders' stock ownership in the Company, Stockholders have no other relationships with the Company.  Mr. Casey is the sole managing member of Casey Capital, LLC, an investment adviser that serves as the investment manager of KC Gamma Opportunity Fund, LP. Mr. Casey is also the sole managing member of  the General Partner of KC Gamma Opportunity Fund, LP.  By virtue of his position as the sole managing member of Casey Capital, LLC, Mr. Casey may be deemed to have shared voting power and dispositive power over the shares that KC Gamma Opportunity Fund, LP beneficially owns in the Company.
(d)	Any actual or potential conflicts of interest:
None of Mr. Casey, Mr.  Kinslow, Mr.  Oliva, KC Gamma Opportunity Fund, LP, Casey Capital, LLC or Casey Capital Management, LLC, the General Partner of KC Gamma Opportunity Fund, LP are aware of any actual or potential conflicts of interest.
Each of Mr. Casey, Mr.  Kinslow and Mr. Oliva, has consented to serve as a director of the Company if elected as evidenced by such consent attached as Exhibits D, E and F, respectively.
We agree to make available to the Board of Directors all information reasonably requested in furtherance of the evaluation of this nomination.
The information in this letter and all attachments hereto is as of the date of this hereof.  If any information changes, we will notify you of the updated information.  This letter and all attachments hereto are submitted in a good faith effort to satisfy the Company's requirements.  Should this letter and/or any attachments hereto be deemed deficient in any way, please contact us at (646) 825-4630 so that any deficiency may be cured.

Sincerely,

Casey Capital, LLC

By: /s/ Kevin M. Casey
Name: Kevin M. Casey Title: Managing Member

KC Gamma Opportunity Fund, LP

By: Casey Capital Management, LLC, its general partner By: /s/ Kevin M. Casey
Name: Kevin M. Casey Title: Managing Member

Kevin M. Casey

/s/ Kevin M. Casey

EXHIBIT A
Kevin M. Casey
Currently, Mr. Casey works at Casey Capital, which manages KC Gamma Opportunity Fund LP. Under his leadership the fund has generated a compounded annual return of approximately 15%. From January 2004 to November 2005, Mr. Casey spent approximately 2 years as a Principal at Weiss, Peck & Greer on the Small Cap Value Team. In this position he was responsible for making investment decisions on the $250 million portfolio as well as researching numerous stocks for the fund.  Prior to joining Weiss, Peck & Greer, Mr. Casey served as Managing Member of the General Partner of KC Gamma Opportunity Fund LP from October 2002 until it was liquidated in January 2004.
Prior to founding Casey Capital, LLC, Mr. Casey spent over a year in equity research at CJS Securities as a sell-side analyst covering small cap stocks.  As an equity analyst at CJS Securities, Mr. Casey created and maintained detailed financial models used in forecasting earnings, cash flow, and future asset values. His investment recommendations were formulated through financial analysis and constant interaction with suppliers, customers, and senior management of the companies under coverage.  His opinions were then communicated internally to the staff at CJS Securities and to investment managers and analyst throughout the country.
From 1994 through 1998, Mr. Casey worked at Graham Investment Advisors.  As an analyst, he was responsible for tracking several industries, including technology, bakeries and uranium. He also played a critical role in the development and launching of Graham Partners, a $40 million hedge fund.  Prior to 1994, Mr. Casey also worked at Gilford Securities and spent four summers interning at Kidder Peabody.
Mr. Casey received a BS in mathematics and economics from the University of Notre Dame in 1992, and he earned an MBA from Mendoza School of Business at the University of Notre Dame in 2001, where he was graduated magna cum laude in finance and corporate strategy.  Mr. Casey is a Chartered Financial Analyst (CFA) and a member of the Association for Investment Management and Research.

EXHIBIT B
Christopher Kinslow
Mr. Kinslow is the founder of SNK Capital LLC, a boutique investment bank that provides strategic advice to public and private industrial companies. Prior to SNK Capital, Mr. Kinslow enjoyed a 20 year career at Deutsche Bank. As a senior investment banker in Deutsche Bank's Global Corporate Bank, he was responsible for the global coverage of capital goods manufacturers, equipment rental companies and diversified industrial corporations. His areas of expertise include mergers, acquisitions, divestures, valuation work, IPOs, equity and debt capital underwriting, and debt restructuring. Mr. Kinslow has extensive experience in the areas of leverage buyouts, private equity funds and leveraged finance.
Mr. Kinslow is a member of the Board of Directors of Rental Equipment Investment Corp, a Miami, FL based holding company that owns and acquires regional equipment companies in the general rental sector and he is an Adjunct Professor of Finance in the Stillman School of Business at Seton Hall University in New Jersey. From 2009 - 2011 he served as a member of the Board of Directors of NES Rentals Holdings Inc., one of the largest competitors in the highly fragmented $35 billion U.S. equipment rental industry.
Mr. Kinslow earned his Bachelor's Degree in 1985 from St. Bonaventure University and in 1994 completed the Executive MBA Program at Columbia University. He remains very active at St. Bonaventure where he serves as the co-chair of the School of Business Advisory Council (SOBAC), is Chairman of the Advisory Board for Students in Money Management ("SIMM") and has been a guest lecturer on many occasions. In 1985, Mr. Kinslow began his career as a Bank Examiner at the Federal Reserve Bank of New York and was an instructor at the Federal Reserve System Schools in Washington, DC.

EXHIBIT C
John A. Oliva
Mr. Oliva has 33 years of experience in the private equity, investment banking, capital markets, branch management, and asset management sectors. Since 2002, Mr. Oliva has been the Managing Principal of Southeastern Capital Partners BD Inc., a FINRA registered broker/dealer and independent investment banking and advisory firm. Since 2002, Southeast Capital Partners has provided financial advisory services, including mergers/acquisitions, underwriting and raising expansion capital to select mid-tier companies. In addition, Mr. Oliva is the Managing Partner of Capital City Advisors Inc., which provides private merchant banking services to clients in Europe and Asia.

Mr. Oliva holds various FINRA licenses including the Managing Principal and Financial Principal licenses. Prior to the formation of CCA and Southeastern Capital Partners, Mr. Oliva worked for Morgan Stanley & Co and served as an advisor to their Private Wealth Management group, developing, reviewing and implementing solutions for the firms' investment banking clients. He was also a group manager. Mr. Oliva was nationally recognized for achievements at Morgan Stanley & Co and Shearson/Lehman Brothers in the asset management and investment banking sector. Mr. Oliva performed similar roles at Interstate/Johnson Lane and The Robinson Humphrey Company. Mr. Oliva also worked on the floor of the New York Stock Exchange.

Mr. Oliva has served on the board of directors of Astrotech Corporation, a leader in identifying and commercializing space technology for terrestrial use, since 2008 and provides expert advice to Astrotech's board on financial issues. Mr. Oliva plays a crucial role in risk management, providing advice and direction to management on a number of issues ranging from SEC filings, debt transactions and auditor independence.

EXHIBIT D

DIRECTOR NOMINEE CONSENT

I, the undersigned, hereby consent to serve as a director of Essex Rental Corp. (the "Company"), if elected at the Company's 2015 Annual Meeting of Stockholders including any postponement or adjournment thereof (the "2015 Annual Meeting") or any special meeting of the Company called for the purpose of electing directors thereat Stockholders including any postponement or adjournment thereof that is held prior to the 2015 Annual Meeting.

/s/ Kevin M. Casey
Name: Kevin M. Casey

EXHIBIT E

DIRECTOR NOMINEE CONSENT

I, the undersigned, hereby consent to serve as a director of Essex Rental Corp. (the "Company"), if elected at the Company's 2015 Annual Meeting of Stockholders including any postponement or adjournment thereof (the "2015 Annual Meeting") or any special meeting of the Company called for the purpose of electing directors thereat Stockholders including any postponement or adjournment thereof that is held prior to the 2015 Annual Meeting.

/s/ Christopher Kinslow
Name: Christopher Kinslow

EXHIBIT F

DIRECTOR NOMINEE CONSENT

I, the undersigned, hereby consent to serve as a director of Essex Rental Corp. (the "Company"), if elected at the Company's 2015 Annual Meeting of Stockholders including any postponement or adjournment thereof (the "2015 Annual Meeting") or any special meeting of the Company called for the purpose of electing directors thereat Stockholders including any postponement or adjournment thereof that is held prior to the 2015 Annual Meeting.

/s/ John A. Oliva
Name: John A. Oliva